Exhibit 99.1

uniQure Announces 2019 Financial Results and Highlights Recent Company Progress

~ Patient Dosing Nearly Completed in Phase III HOPE-B Trial of Etranacogene Dezaparvovec
in Hemophilia B ~

~ First Patient Procedure in Phase I/II Clinical Trial of AMT-130 in Huntington’s Disease
Expected to Occur Around the End of the First Quarter of 2020 ~

~ Strong Balance Sheet Expected to Fund Operations into 2022 ~

Lexington, MA and Amsterdam, the Netherlands, March 2, 2020 — uniQure N.V. (NASDAQ: QURE), a leading gene therapy company advancing transformative therapies for patients with severe medical needs, today reported its financial results for 2019 and highlighted recent progress across its business.

“The past year was marked by strong execution in our pivotal, Phase III HOPE-B study of etranacogene dezaparvovec in hemophilia B for which we achieved full enrollment and expect to announce top-line data before the end of this year,” stated Matt Kapusta, chief executive officer of uniQure. “We believe etranacogene dezaparvovec has a potential best-in-class profile as a one-time treatment for patients with hemophilia B, and our primary goal is to advance this program for regulatory review and potential approval.”

“We have also successfully screened patients in the randomized Phase I/II clinical trial of AMT-130 in Huntington’s disease and expect the first procedure to occur around the end of this first quarter of 2020,” he added. “In addition, we have continued to advance our research pipeline of innovative AAV gene therapy candidates and further build on our proprietary, commercial-scale manufacturing capabilities. We expect this year to be a transformational one for uniQure in which we announce new clinical data and advance our internally discovered investigational gene therapies.”

Recent Company Progress

➢	Advancing late-stage development of etranacogene dezaparvovec (AMT-061) for the treatment of hemophilia B

•	Nearly all of the eligible patients in the pivotal, Phase III HOPE-B study of etranacogene dezaparvovec have received their one-time administration of etranacogene dezaparvovec. Approximately 60 patients were enrolled in the study, which is being conducted in approximately 40 sites in the United States and Europe. The Company is on track to provide top-line data on all patients in the HOPE-B study before the end of this year, and to submit a Biologics License Application (BLA) for marketing authorization in 2021.

•	Late last year at the annual meeting of the American Society of Hematology, the Company presented one-year follow-up data on the three patients in the Phase IIb study of etranacogene dezaparvovec. Mean FIX activity for the three patients at 52 weeks after administration was 41% of normal. No patient in the study had reported any bleeding events, and all patients in the study have remained free of prophylaxis after receiving etranacogene dezaparvovec.

•	The Company is producing etranacogene dezaparvovec at commercial scale for product launch and plans to conduct manufacturing process validation throughout the year.

➢	Advancing AMT-130 into clinical development for the treatment of Huntington’s disease

•	The Company and the U.S. Food and Drug Administration have agreed to broaden the eligibility criteria for the Phase I/II study of AMT-130 in patients with Huntington’s disease, and numerous patients are actively screening across multiple sites. Initial patients have successfully passed the screening protocol, and the first surgical procedure is expected to take place around the end of the first quarter of 2020. The Company expects to provide a safety update after the study’s Data Safety Monitoring Board convenes later in the year. Important imaging and biomarker data from this first-in-human AAV-gene therapy trial in Huntington’s disease are expected in 2021.

➢	Advancing research pipeline of gene therapy candidates towards the clinic

•	The Company is advancing multiple preclinical and nonclinical studies of AMT-180 for the treatment of hemophilia A and expects to submit an Investigational New Drug (IND) application this year. AMT-180 incorporates the Company’s proprietary modified Factor IX transgene that has been demonstrated in preclinical studies to convey Factor VIII-independent activity and circumvent inhibitors to Factor VIII.

•	In addition, the Company expects to initiate IND-enabling studies for Spinocerebellar Ataxia Type 3 in 2020, supporting the submission of an IND application planned for 2021. SCA3 patients experience brain degeneration that results in movement disorders, rigidity, muscular atrophy and paralysis. There is currently no treatment available that slows the progressive course of this lethal disease. AMT-150 is a one-time administered AAV gene therapy incorporating the Company’s proprietary miQURE™ silencing technology, similar to the technology used in the Company’s AMT-130 program for the treatment for Huntington’s disease, and is designed to halt ataxia in early manifest SCA3 patients.

➢	Strong cash position to advance the Company’s programs

•	As of December 31, 2019, the Company’s cash position was $377.8 million, which is expected to fund the Company operations into 2022.

Upcoming Investor Events

➢	40th Annual Cowen & Co. Healthcare Conference, March 2 – 4, 2020, Boston, MA.

➢	BioCapital Europe 2020 by LSP, March 12, Amsterdam, the Netherlands.

➢	Gene Therapy Summit by Chardan, March 23 – 24, 2020, Miami, FL.

➢	Stifel CNS Day, April 1, 2020, Boston, MA

➢	Wells Fargo Corporate Access Day, April 7, 2020, Boston, MA.

➢	H.C. Wainwright Global Life Sciences Conference, April 19 – 21, 2020, London, UK.

➢	Kempen Life Sciences Conference, April 21 – 22, 2020, Amsterdam, the Netherlands.

Financial Highlights

Cash Position: As of December 31, 2019, the Company held cash and cash equivalents of $377.8 million, compared to $234.9 million as of December 31, 2018. The Company currently expects cash and cash equivalents will be sufficient to fund operations into 2022.

Revenues: Revenue for the year ended December 31, 2019 was $7.3 million, compared to $11.3 million for the year ended December 31, 2018. The decrease in 2019 reflects the termination of the S100A1 program for the treatment of congestive heart failure under our collaboration with Bristol-Myers Squibb.

R&D Expenses: Research and development expenses were $94.7 million for the year ended December 31, 2019, compared to $74.8 million for the year ended December 31, 2018. The change was primarily related to increased activities associated with our ongoing clinical studies of etranacogene dezaparvovec, the recently initiated Phase I/II study of AMT-130, increased share-based compensation and the hiring of additional clinical and operations staff at our Lexington site.

SG&A Expenses: Selling, general and administrative expenses were $33.5 million for the year ended December 31, 2019, compared to $25.3 million for the year ended December 31, 2018. The change was primarily related to increases in personnel and consulting expenses, professional fees and share-based compensation expenses.

Other income, net: Other expense was $0.1 million for 2019, compared to other income of $0.6 million for 2018.

Net Loss: The net loss for the full years 2019 and 2018 was $124.2 million, or $3.11 per share and $83.3 million, or $2.34 per share, respectively.

About uniQure

uniQure is delivering on the promise of gene therapy – single treatments with potentially curative results. We are leveraging our modular and validated technology platform to rapidly advance a pipeline of proprietary gene therapies to treat patients with hemophilia B, hemophilia A, Huntington's disease, Fabry disease, spinocerebellar ataxia Type 3 and other diseases. www.uniQure.com

uniQure Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as "anticipate," "believe," "could," "estimate," "expect," "goal," "intend," "look forward to", "may," "plan," "potential," "predict," "project," "should," "will," "would" and similar expressions. Forward-looking statements are based on management's beliefs and assumptions and on information available to management only as of the date of this press release. These forward-looking statements include, but are not limited to, the ability to provide top-line data or any further clinical updates and data with respect to our pivotal Phase III study of AMT-061 before the end of 2020 or ever, the ability to submit a BLA for marketing authorization of etranacogene dezaparvovec in 2021, or ever, the risk of cessation, delay or lack of success of any ongoing or planned clinical studies, the ability to dose the first sentinel patient in the AMT-130 Phase I/II clinical study by around the end of the first quarter of 2020, or ever, the ability to fund operations into 2022, whether AMT-061 proves to have a best-in-class profile as a one-time treatment for patients with hemophilia, whether 2020 will be a transformational year for uniQure in which new clinical data is announced or investigational gene therapies are advanced, whether we can provide a safety update for AMT-130 this year, whether the Data Safety Monitoring Board for AMT-130 will convene later in 2021, whether important imaging and biomarker data from the AMT-130 trial will be obtained in 2021, or ever, whether IND-enabling studies for Spinocerebellar Ataxia Type 3 (SCA3) are initiated in 2020, and whether an IND application for SCA3 will be filed in 2021, or ever. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with our clinical development activities, clinical results, collaboration arrangements, regulatory oversight, product commercialization and intellectual property claims, as well as the risks, uncertainties and other factors described under the heading "Risk Factors" in uniQure’s Annual Report on Form 10-K filed on March 2, 2020. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.

uniQure Contacts:

FOR INVESTORS:		FOR MEDIA:

Maria E. Cantor	Eva M. Mulder	Tom Malone
Direct: 339-970-7536	Direct: +31 20 240 6103	Direct: 339-970-7558
Mobile: 617-680-9452	Mobile: +31 6 52 33 15 79	Mobile:339-223-8541
m.canto@uniQure.com	e.mulder@uniQure.com	t.malone@uniQure.com

uniQure N.V.

UNAUDITED CONSOLIDATED BALANCE SHEETS

uniQure N.V.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS